EXHIBIT 21.1
MiMedx Group, Inc.
List of Subsidiaries

Company	Jurisdiction of Organization
MiMedx, Inc.	Florida
SpineMedica, LLC	Georgia
MiMedx Tissue Services, LLC	Georgia